Exhibit 99.1

Wejo Limited

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash	$8,611	$14,421
Accounts receivable, net	930	688
Prepaid expenses and other current assets, including due from related party of $1,079 and nil, respectively (Note 4)	12,577	6,053
Total current assets	22,118	21,162
Property and equipment, net (Note 4)	603	320
Intangible assets, net (Note 4)	9,917	10,946
Total assets	$32,638	$32,428
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable, including due to related party of nil and $2,407, respectively	$7,282	$4,890
Accrued expenses and other current liabilities (Note 4)	20,957	9,891
Advanced subscription agreement, including due to related party of nil and $4,333, respectively (Note 8)	—	8,098
Debt to related parties (Note 14)	34	10,129
Total current liabilities	28,273	33,008
Non-current liabilities:
Convertible loan notes (Note 9)	8,809	6,130
Derivative liability (Note 9)	126,927	34,982
Long term debt, net of unamortized debt discount and debt issuance costs (Note 10)	26,313	—
Other non-current liabilities	—	84
Total liabilities	190,322	74,204
Commitments and contingencies (Note 13)
Shareholders’ deficit: (Note 6)
Ordinary shares, £0.01 nominal value, 6,232,305 and 6,083,872 shares authorized, issued and outstanding as of September 30, 2021 and December 31, 2020	89	87
B Ordinary shares, £0.01 nominal value, 5,476,837 and 5,296,549 shares authorized, issued and outstanding as of September 30, 2021 and December 31, 2020	70	67
Additional paid in capital	146,768	104,799
Accumulated deficit	(308,678)	(146,770)
Accumulated other comprehensive income	4,067	41
Total shareholders’ deficit	(157,684)	(41,776)
Total liabilities and shareholders’ deficit	$32,638	$32,428

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wejo Limited

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, other than per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue, net (Note 5)	$351	$313	$1,198	$836
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	1,422	265	3,764	1,139
Technology and development	7,446	3,191	13,941	6,289
Sales and marketing	5,233	808	11,372	4,109
General and administrative	6,106	1,560	14,055	6,385
Depreciation and amortization	1,108	1,050	3,263	3,297
Total costs and operating expenses	21,315	6,874	46,395	21,219
Loss from operations	(20,964)	(6,561)	(45,197)	(20,383)
Loss on issuance of convertible loan notes	—	—	(44,242)	—
Change in fair value of derivative liability (Note 3)	(1,637)	(3,138)	(58,253)	(3,138)
Change in fair value of advanced subscription agreements, including related party of $155, $(861), $(3,665) and $(188), respectively (Note 3)	288	(723)	(6,477)	693
Interest expense	(2,954)	(919)	(7,271)	(1,346)
Other (expense) income, net	(383)	639	(468)	1,289
Net loss	(25,650)	(10,702)	(161,908)	(22,885)
Other comprehensive loss:
Foreign currency exchange translation adjustment	3,591	(238)	4,026	(583)
Total comprehensive loss	$(22,059)	$(10,940)	$(157,882)	$(23,468)
Net loss per ordinary share - basic and diluted (Note 11)	$(2.22)	$(0.95)	$(14.14)	$(2.02)
Weighted-average basic and diluted ordinary shares	11,542,639	11,324,677	11,453,864	11,324,677

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wejo Limited

Condensed Consolidated Statements of Shareholders’ Deficit

(unaudited)

(in thousands, except share amounts)

					Additional		Other
	Ordinary Shares		B Ordinary Shares		Paid in	Subscription	Comprehensive	Accumulated	Shareholders’
	Shares	Value	Shares	Value	Capital	Receivable	Income (Loss)	Deficit	Deficit
Balance at December 31, 2020	6,083,872	$87	5,296,549	$67	$104,799	$—	$41	$(146,770)	$(41,776)
Debt discount related to beneficial conversion feature of convertible loan notes (Note 9)	—	—	—	—	16,961	—	—	—	16,961
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(324)	—	(324)
Net loss	—	—	—	—	—	—	—	(79,433)	(79,433)
Balance at March 31, 2021	6,083,872	87	5,296,549	67	121,760	—	(283)	(226,203)	(104,572)
Debt discount related to beneficial conversion feature of convertible loan notes (Note 9)	—	—	—	—	10,263	—	—	—	10,263
Unrealized gain on foreign currency translation	—	—	—	—	—	—	759	—	759
Net loss	—	—	—	—	—	—	—	(56,825)	(56,825)
Balance at June 30, 2021	6,083,872	87	5,296,549	67	132,023	—	476	(283,028)	(150,375)
Unrealized loss on foreign currency translation	—	—	—	—	—	—	3,591	—	3,591
Conversion of advanced subscription into ordinary shares	148,433	2	180,288	3	14,745	—	—	—	14,750
Net loss	—	—	—	—	—	—	—	(25,650)	(25,650)
Balance at September 30, 2021	6,232,305	$89	5,476,837	$70	$146,768	$—	$4,067	$(308,678)	$(157,684)
Balance at December 31, 2019	6,028,128	$86	5,296,549	$67	$94,315	$(1,004)	$2,261	$(91,895)	$3,830
Proceeds received for B Ordinary Shares	—	—	—	—	—	1,004	—	—	1,004
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(359)	—	(359)
Net loss	—	—	—	—	—	—		(5,523)	(5,523)
Balance at March 31, 2020	6,028,128	86	5,296,549	67	94,315	—	1,902	(97,418)	(1,048)
Unrealized gain on foreign currency translation	—	—	—	—	—	—	14	—	14
Net loss	—	—	—	—	—	—	—	(6,660)	(6,660)
Balance at June 30, 2020	6,028,128	86	5,296,549	67	94,315	—	1,916	(104,078)	(7,694)
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(238)	—	(238)
Net loss	—	—	—	—	—	—		(10,702)	(10,702)
Balance at September 30, 2020	6,028,128	$86	5,296,549	$67	$94,315	$—	$1,678	$(114,780)	$(18,634)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wejo Limited

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(161,908)	$(22,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	4,230	427
Loss on issuance of convertible loans	44,242	—
Gain on disposal of property and equipment	(4)	—
Depreciation and amortization	3,263	3,297
Non-cash loss (gain) on foreign currency remeasurement	527	(51)
Changes in fair value of advanced subscription	6,477	(693)
Changes in fair value of derivative liability	58,253	3,138
Changes in operating assets and liabilities:
Accounts receivable	(244)	(217)
Prepaid expenses and other current assets	3,662	(65)
Accounts payable	5,171	1,424
Accrued expenses and other liabilities	6,404	(631)
Net cash used in operating activities	(29,927)	(16,256)
Investing activities
Purchases of property and equipment	(482)	(58)
Development of internal software	(2,136)	(1,965)
Net cash used in investing activities	(2,618)	(2,023)
Financing activities
Proceeds from issuance of ordinary shares, net of issuance costs	—	1,004
Proceeds from issuance of advance subscription, net of issuance costs	—	349
Proceeds from issuance of convertible loans	16,222	11,753
Payment of issuance costs of convertible loans	(1,004)	—
Proceeds from other loan	—	84
Net proceeds from issuance of long-term debt	25,631	—
Payment of issuance costs of long-term debt	(638)	—
Repayment of other loan	(84)	—
Proceeds from issuance of related party debt	—	10,060
Repayment of related party debt	(10,143)	—
Payment of deferred financing costs	(3,148)	—
Net cash provided by financing activities	26,836	23,250
Effect of exchange rate changes on cash	(101)	(208)
Net (decrease) increase in cash	(5,810)	4,763
Cash at beginning of period	14,421	1,295
Cash at end of period	$8,611	$6,058
Non-cash financing activities
Property and equipment purchases in accounts payable	$40	$—
Advanced subscriptions converted into ordinary shares	$14,750	$—
Deferred offering costs included in accounts payable and accrued expenses	$5,392	$—
Convertible note issued through settlement of accounts payable and recognition of prepaid revenue share costs	$4,714	$—
Supplemental cash flow information
Interest paid	$863	$524

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wejo Limited

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.  Nature of the Business

Wejo Limited (“the Company” or “Wejo”) is a private limited liability company incorporated under the laws of England and Wales on December 13, 2013. Wejo is an early leader in the connected vehicle data market. Connected vehicles contain hundreds of data sensors, emitting information such as location, speed, direction and events such as braking, temperature and weather conditions. This data creates intelligence, in near real- time and historically, that is unavailable from any other source.

The Company ingests and standardizes this data, mainly in the United States and Europe at this time, through its proprietary data exchange platform (“Wejo ADEPT” or “ADEPT”). The Company’s products enable customers such as departments of transportation, retailers, construction firms and research departments to unlock unique insights about journeys, cities, electric vehicle usage, safety and more. Over the next two to three years, the Company expects to expand its platform to ingest data globally, and to expand into additional marketplaces as well as providing business insights to its Original Equipment Manufacturer (“OEM”) preferred partners.

The Company is comprised of eight wholly-owned subsidiaries. The Company’s primary office is located in Manchester, England. In addition to its primary office, Wejo Concierge UK Ltd, and Rewardrive Ltd., are also located in the United Kingdom (the “U.K.”), Wejo EU is located in Ireland, Wejo Group Ltd. (“Wejo Group”) is located in Bermuda, and Wejo California Corp., Wejo Data Services Inc., Wejo Services Inc., and Wejo Inc. are located in the United States (the “U.S.”).

Products and services

The Company partners with the world’s leading automotive manufacturers to standardize connected car data through the Wejo ADEPT platform, including traffic intelligence, analysis of high frequency vehicle movements and analysis of common driving events and trends. For customers and marketplaces, the Company will provide insights, solutions and analytics through software and visualization tools available for license and subscription by its customers.

Wejo ADEPT is a cloud-based data exchange platform that makes sharing and accessing vast volumes of connected car data simple by removing the barriers and maximizing the intrinsic value in car data for drivers, vehicle manufacturers and other adjacent businesses. The Wejo ADEPT platform interfaces with the electronic data within vehicles from manufacturers which have agreed to use the platform. This data can be utilized by the manufacturers as well as other private and public sector businesses in order to create advanced analysis, machine learning and rapid insights. The Wejo ADEPT platform also includes flexible implementation options and adaptable interfaces to ensure a successful and rapid roll out across territories. In addition, Wejo ADEPT’s compliance wrappers support legal and legislative assurance, including country, federal, state and local variations.

Wejo ADEPT is hosted by cloud data centers, and as a function of this central hosting, the ADEPT platform operates in a multi-tenancy environment, that standardizes vehicle data. The end users of the Wejo ADEPT platform can only access data through a licensing agreement and do not have the ability to take possession of the software itself.

The Company has two primary areas of service, Data Marketplace and Automotive Business Insight Solutions (SaaS). Each product line utilizes the Company’s exclusive, proprietary dataset that is derived from the vehicle sensors of the connected vehicles of its OEM partners. In the Data Marketplace, the Company offers licenses for the use of data and licenses software analytical tools that interpret the dataset to customers. In the Automotive Business Insight Solutions (SaaS) business, the Company offers licenses of software analytical tools to OEMs and their direct ecosystem (suppliers, distributors, partners) that interpret the dataset to improve the management of their operations and support the improvement of the automotive customers’ experience.

Going Concern

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

As is common to early-stage companies with limited operating histories, the Company is subject to risks and uncertainties such as its ability to influence the connected vehicle market; invest in technology, resources and new business capabilities; maintain and grow the customer base; secure additional capital to support the investments needed for its anticipated growth; comply with governing laws and regulations; and other risks and uncertainties. To manage these risks and uncertainties while growing as expected, the Company will make significant investments and will therefore need to raise substantial capital during its loss- making period.

The Company has incurred operating losses and negative cash flows from operations since inception. The Company expects to continue to incur losses and negative cashflows from operations for the foreseeable future as it continues to develop its product offerings. As the Company makes investments to increase the markets and customers it serves, the operating losses are expected to increase until the Company reaches the necessary scale to generate cash profits from operations. The Company has historically relied on private equity offerings and debt financings, and to a limited extent revenue from customers to fund its operations. As of September 30, 2021 and December 31, 2020, the Company had an accumulated deficit of $308.7 million and $146.8 million, respectively. Net losses incurred for the nine months ended September 30, 2021 and year ended December 31, 2020 amounted to $161.9 million and $54.9 million, respectively.

As of September 30, 2021, the Company had cash of $8.6 million. In the fourth quarter of 2021, the Company issued further notes in a principal amount of $7.5 million under the Loan Note Instrument. In November 2021, the Company completed the business combination (see Note 15), which raised $178.8 million. This consisted of $230.0 million cash received in the trust, less redemptions of $132.8 million, and $128.5 million, through a Private Investment in Public Entity (“PIPE”) investment, net of expenses of $46.9 million. The $178.8 million in proceeds were offset by a payment of $75.0 million from the Company to Apollo as stipulated in the Forward Purchase Transaction (see Note 15). After considering the fund raising described above, the Company believes that it has sufficient cash on hand to support the Company’s operating expenses and capital requirements through at least the next twelve months from the date of issuance of these condensed consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Wejo Limited and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Unaudited Condensed Consolidated Financial Statements

The accompanying condensed consolidated balance sheet as of September 30, 2021, and the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2021 and 2020, condensed consolidated statements of shareholders’ deficit and statements of cash flows for the nine months ended September 30, 2021 and 2020 are unaudited. The condensed consolidated interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position at September 30, 2021 and the results of its operations for the three and nine months ended September 30, 2021 and 2020 and its cash flows for the nine months ended September 30, 2021 and 2020. The financial data and other information disclosed in these notes related to the three and nine months ended September 30, 2021 and 2020 are also unaudited. The results for the nine months ended September 30, 2021 are not necessarily indicative of results to be expected for the full year or for any other subsequent interim period. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes included elsewhere in the prospectus filed on October 18, 2021.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these unaudited condensed consolidated financial statements and accompanying notes include, but are not limited to, the fair value of the Company’s ordinary shares, derivative liability, advanced subscription agreements, income taxes, software development costs and the estimate of useful lives with respect to developed software. Although the Company believes that its estimates, assumptions, and judgments are reasonable, they are based upon information available at the time. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Net Loss per Share

The Company has reported losses since inception and has computed basic net loss per share attributable to ordinary shareholders by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per ordinary share after giving consideration to all potentially dilutive ordinary shares, including warrants and share options, outstanding during the period determined using the treasury-share and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses since inception, these potential ordinary shares have been anti-dilutive and basic and diluted loss per share were the same for all periods presented.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 will require lessees to recognize most leases on their balance sheet as a right-of-use asset and a lease liability. Leases will be classified as either operating or finance, and classification will be based on criteria similar to current lease accounting, but without explicit bright lines. As an emerging growth company (“EGC”), the Company will adopt the guidance with nonpublic entities during the annual reporting periods beginning after December 15, 2021 and interim periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements.

In June 2019, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and also issued subsequent amendments to the initial guidance, ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11, ASU 2020-02, and ASU 2020-03 (collectively, “Topic 326”), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. Topic 326 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amounts. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. For non-public companies, Topic 326 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of its pending adoption of Topic 326 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify the accounting for income taxes. This update removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective beginning April 1, 2022. The Company does not expect the adoption of ASU 2019-12 to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by removing major separation models required under current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements and related disclosures.

3.  Fair Value Measurement

Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following as of September 30, 2021 (in thousands):

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability (Note 9)	$—	$—	$126,927	$126,927
Total	$—	$—	$126,927	$126,927

Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following as of December 31, 2020 (in thousands):

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Liabilities:
Advanced subscription agreements (Note 8)	$—	$—	$8,098	$8,098
Derivative liability (Note 9)	—	—	34,982	34,982
Total	$—	$—	$43,080	$43,080

There were no transfers into or out of Level 3 instruments and/or between Level 1 and Level 2 instruments during the three and nine months ended September 30, 2021 and 2020.

The following table provides a roll forward of the aggregate fair value of the Company’s Advanced Subscription Agreements (“ASAs”) and derivative liability (in thousands):

	ASAs	Derivative Liability
Balance as of December 31, 2020	$8,098	$34,982
Initial fair value of derivative liability	—	36,870
Change in estimated fair value	6,477	58,253
Conversion of ASAs into ordinary shares and B ordinary shares	(14,750)	—
Foreign currency translation loss (gain)	175	(3,178)
Balance as of September 30, 2021	$—	$126,927

The changes in estimated fair value are recorded in the condensed consolidated statements of operations and comprehensive loss and the foreign currency translation losses are recorded in the foreign currency translation adjustment in other comprehensive loss in the condensed consolidated statements of operations and comprehensive loss. The ASAs and derivative liability were valued using a scenario-based analysis. Five primary scenarios were considered: qualified financing, unqualified financing, merger or acquisition, held to maturity, and insolvency. The value of the ASAs and derivative liability under each scenario were probability weighted to arrive at their respective estimated fair values.

The following table summarizes the significant unobservable inputs that are included in the valuation of the derivative liability as of September 30, 2021 and December 31, 2020:

	September 30, 2021		December 31, 2020
	Input Value or	Weighted	Input Value or	Weighted
Unobservable Inputs	Range	Average (1)	Range	Average (1)
Probability of scenarios:
Qualified financing	3.4%	3.4%	20.0%	20.0%
Nonqualified financing	5.0%	5.0%	5.0%	5.0%
Merger or acquisition	91.6%	91.6%	70.0%	70.0%
Held to maturity	0.0%	0.0%	5.0%	5.0%
Insolvency	0.0%	0.0%	0.0%	0.0%
Timing of scenarios:
Derivative liability	0.2 years	0.2 years	0.3 years	0.3 years
Estimated volatility	30.0%	30.0%	50.0%	50.0%
Risk-free rate	0.2%	0.2%	0.6%	0.6%
Discount rate	26.5%	26.5%	26.8%	26.8%
Value of ordinary share	$44.09	$44.09	$25.04	$25.04

The following table summarizes the significant unobservable inputs that are included in the valuation of the ASAs as of December 31, 2020:

	December 31, 2020
	Input Value or	Weighted
Unobservable Inputs	Range	Average (1)
Probability of scenarios:
Qualified financing	20.0%	20.0%
Nonqualified financing	5.0%	5.0%
Merger or acquisition	70.0%	70.0%
Held to maturity	5.0%	5.0%
Insolvency	0.0%	0.0%
Timing of scenarios:
Advanced subscription agreements	0.8 - 1.0 years	0.8 years
Estimated volatility	50.0%	50.0%
Risk-free rate	0.6%	0.6%
Discount rate	26.8%	26.8%
Value of ordinary share	$25.04	$25.04

(1)	Unobservable inputs were weighted by the relative fair value of the respective liability and the period end/year-end probabilities of the five scenarios.

Changes in the unobservable inputs noted above would impact the amount of the respective liability. For the respective liability, increases (decreases) in the estimates of the Company’s annual volatility would increase (decrease) the liability and an increase (decrease) in the annual risk-free rate would increase (decrease) the liability.

4.  Balance Sheet Details

Prepaid and other current assets consisted of the following (in thousands):

	September 30,	December 31,
	2021	2020
Deferred offering costs	$8,314	$—
Prepayments	2,020	1,001
Prepaid revenue share costs to a related party	1,079	—
VAT recoverable	929	425
Research and development expenditure credit receivable	62	331
Insurance receivable	—	4,000
Other current assets	173	296
	$12,577	$6,053

Insurance receivable represents the insurance compensation for a claim incurred in 2019. See accrued expenses and other liabilities table below for the offsetting insurance accrual as of December 31, 2020 and Note 13 for information regarding the claim.

Property and equipment, net consisted of the following (in thousands):

	September 30,	December 31,
	2021	2020
Office equipment	$1,217	$715
Furniture and fixtures	36	36
Total property and equipment	1,253	751
Less accumulated depreciation	(650)	(431)
Property and equipment, net	$603	$320

Depreciation expense was $0.1 million , $0.2 million, $0.1 million and $0.2 million for the three and nine months ended September 30, 2021 and 2020, respectively.

Intangible assets, net consisted of the following (in thousands):

	As of September 30, 2021
	Gross	Accumulated	Net
	Book Value	Amortization	Book Value
Data sharing agreement	$10,502	$(4,166)	$6,336
Internally developed software	14,317	(10,736)	3,581
	$24,819	$(14,902)	$9,917

	As of December 31, 2020
	Gross	Accumulated	Net
	Book Value	Amortization	Book Value
Data sharing agreement	$10,653	$(3,085)	$7,568
Internally developed software	12,386	(9,008)	3,378
	$23,039	$(12,093)	$10,946

The foreign currency exchange difference related to the gross book value of the data sharing agreement as of September 30, 2021 compared to December 31, 2020 was $0.2 million. Amortization expense was $0.4 million, $1.2 million, $0.4 million and $1.1 million for the three and nine months ended September 30, 2021 and 2020, respectively, with $0.1 million of foreign currency exchange differences in accumulated amortization as of September 30, 2021 compared to December 31, 2020.

Amortization for internally developed software was $0.7 million, $1.9 million, $0.7 million and $2.1 million for the three and nine months ended September 30, 2021 and 2020, respectively.

The Company did not recognize any intangible asset impairment losses for the three and nine months ended September 30, 2021 and 2020.

The estimated aggregate amortization expense for intangible assets subject to amortization for each of the five succeeding fiscal years is as follows (in thousands):

Fiscal Year Ended December 31,
2021(excluding the nine months ended September 30, 2021)	$1,017
2022	3,320
2023	2,360
2024	1,760
2025	1,460
$9,917

Accrued expenses and other liabilities consisted of the following (in thousands):

	September 30,	December 31,
	2021	2020
Professional fees	$9,216	$1,080
Compensation and benefits	5,401	2,076
Accrued interest	3,092	1,026
Development and technology	1,887	355
Marketing and commissions	271	131
Claim accrual	—	4,000
Other liabilities	1,090	1,223
	$20,957	$9,891

See prepaid and other current assets table above for the offsetting insurance receivable as of December 31, 2020 and Note 13 for information regarding the claim.

5.  Revenue from Customers

Connected Vehicle Data Marketplace

The Company’s customer agreements include one or a combination of the following contractual promises for a fixed contractual fee: i) the supply of specified connected vehicle data and derived insights through the Wejo ADEPT platform made available via a secured access to the Wejo ADEPT platform or via a web-based portal; ii) the granting of a nontransferable license to use the specified data in the manner described in each customer agreement; and iii) Wejo ADEPT Platform set up and connectivity services. The Company assessed the customer agreements under Accounting Standards Codification (“ASC”) 606 and determined that the above contractual promises collectively represent one distinct performance obligation.

The transaction price is comprised of the contractual fixed fee specified in each customer agreement and is allocated to the single performance obligation. The Company recognizes revenue when the performance obligation is satisfied through the fulfillment of the contractual promises. The performance obligation is generally fulfilled by the Company providing access to the specified data either throughout the duration of each customer agreement’s contractual term or upon delivery of a one-time batch of historic data. The Company may deliver data and the license without supplying connectivity services. As such, the Company generally recognizes revenue for customers with a contractual agreement to provide data over a period ratably over the term of the contract which is typically one year. The Company recognizes revenue for historic batches of data to the customer upon delivery of such data. Standard payment terms are 14 days from the date of the invoice which is typically sent to the customer monthly or upon delivery of the one-time historic batch of data.

In arrangements where another party (i.e. OEMs) is involved in providing specified services to a customer, the Company evaluates whether it is the principal or agent. In this evaluation, the Company considers if it obtains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, and discretion in establishing price. Pursuant to the terms of the Data Sharing Agreements, certain rights retained by the OEMs over the connected vehicle data being supplied to the customers were determined to provide the OEMs with control over the data and the Company has determined it acts as the agent in this arrangement and recognizes revenue on a net basis. During the three and nine months ended September 30, 2021 and 2020, the Company has recognized a reduction of revenue of $0.8 million, $2.5 million, $0.6 million and $1.6 million, respectively, arising from revenue sharing with the Company’s OEM partners.

During the three months ended September 30, 2021 and 2020, the Company had two customers that individually generated 10.0% or more of the Company’s revenue for the respective period. The two significant customers generated 21.0% and 18.8% of the Company’s gross revenue during the three months ended September 30, 2021. For the three months ended September 30, 2020, the Company has two customers that generated 19.8% and 18.7% of the Company’s revenue In addition, the revenue recognized over time and at a point in time was approximately 40% and 60% during the three months ended September 30, 2021 and 70% and 30%, during the three months ended September 30, 2020.

During the nine months ended September 30, 2021 and 2020, the Company had two customers that individually generated 10.0% or more of the Company’s revenue for the respective period. One of the two significant customers during the nine months ended September 30, 2021 was also a significant customer during the nine months ended September 30, 2020. The two significant customers in the nine months ended September 30, 2021 generated 17.0% and 12.7% of the Company’s gross revenue during the nine months ended September 30, 2021. The two significant customers in the nine months ended September 30, 2020 generated 23.0% and 12.6% of the Company’s revenue. In addition, the revenue recognized over time and at a point in time was approximately 56% and 44% during the nine months ended September 30, 2021 and 75% and 25%, during the nine months ended September 30, 2020.

During the three and nine months ended September 30, 2020, the Company earned the majority of its revenue from the Data Marketplace product line as Automotive Business Insight Solutions (SaaS) revenue was immaterial and earned 100% of its revenue within the U.S. For the three and nine months ended September 30, 2021, the Company earned the majority of its revenue from the Data Marketplace product line as Automotive Business Insight Solutions (SaaS) revenue was immaterial and earned approximately 98% and 97% of its revenue within the U.S., respectively. The country in which the revenue is generated is based on the address of the ultimate customer utilizing the data provided.

6.  Shareholders’ Deficit

Ordinary Shares

As of September 30, 2021, the Company was prevented from adopting or entering into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries until the closing of the business combination (see Note 15).

The Ordinary, A Ordinary, and B Ordinary shares are separate classes of shares but rank pari passu in all respects. No A Ordinary shares are outstanding from an accounting perspective as of September 30, 2021 or December 31, 2020. See Note 7 for outstanding options to purchase A Ordinary shares.

The Company has the following number of shares issued and outstanding by class as of:

	September 30,	December 31,
	2021	2020
Ordinary shares	6,232,305	6,083,872
Ordinary A shares	—	—
Ordinary B shares	5,476,837	5,296,549
	11,709,142	11,380,421

Warrants

The Company has issued equity instruments in the form of warrants issued in connection with the allotment of ordinary shares to investors since 2015. There were no issuances of warrants for the nine months ended September 30, 2021 and 2020. As of September 30, 2021 and December 31, 2020 there were 841,511 outstanding warrants to purchase the Company’s ordinary shares, of which 726,678 were exercisable as of each year end and 114,833 are only exercisable upon an Exercisable Event (see Note 7). The 726,678 warrants exercisable at each period end and the 114,833 warrants exercisable upon an Exercisable Event have a weighted-average exercise price of $9.82 and $9.66 per warrant, respectively. All outstanding warrants were exercised and exchanged for 613,965 shares of the Company and were ultimately exchanged for 1,967,193 shares of Wejo Group as part of the business combination (see Note 15).

7. Share-Based Compensation

Enterprise Management Incentive Plan

In 2013, the Company established the Enterprise Management Incentive Plan (the “EMI Plan”) in order to issue equity awards to its employees and directors of the Company in the form of options to purchase either Ordinary or A Ordinary shares as a means to secure the benefits arising from capital share ownership. EMI Plans are tax-advantaged employee share option schemes designed for small and medium-sized companies in the U.K. The purposes of the EMI Plan are to promote the long-term financial interests and growth by attracting, retaining and motivating participants by means of growth-related equity incentives to achieve long-term goals and to align the interests of the participants under the EMI Plan with those of the shareholders of the Company through opportunities for share-ownership in the Company.

The EMI Plan is administered by the Board and each option is set forth in writing in an option agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the participant. The exercise prices, vesting and other restrictions are determined by the Board, except that the exercise price per share must be at least equal to the lesser of the fair market value (“FMV”) per share of Ordinary share on the option grant date or £0.00001. Shares reserved for issuance that are cancelled or terminated without having been exercised will again be available for issuance under the EMI Plan. As of December 31, 2018, the Company failed to meet the EMI gross assets requirement as its gross assets exceeded £30.0 million ($40.4 million at September 30, 2021), and therefore, no longer qualified to issue options under the EMI Plan.

Under the EMI Plan, the Company granted Employee Share Options to purchase A Ordinary shares and Ordinary shares that only vest and become exercisable upon (i) the sale of the whole business or assets of the Company; (ii) a takeover of the Company by an outside source; or (iii) the first occasion on which ordinary shares in the capital of the Company are permitted to be traded or dealt in on a relevant market (“Exercisable Event”). These events were not determined to be probable of occurring as of September 30, 2021. As such, the Company has not recognized any compensation costs related to the awards. A summary of the changes in the Company’s Employee Share Options issued under the EMI Plan during the nine months ended September 30, 2021 are as follows:

Weighted
Average
		Weighted	Remaining
	Number of	Average Strike	Contractual	Aggregate
	Units	Price	Term	Intrinsic Value
Option to purchase A Ordinary Shares	Outstanding	per Unit	(in years)	(in thousands)
Outstanding at December 31, 2020	710,431	$0.20	7.7	$11,910
Granted	—	$—
Exercised	—	$—
Forfeited	(6,000)	$0.20
Outstanding at September 30, 2021	704,431	$0.20	7.0	$27,389
Exercisable at September 30, 2021	—	$—	—	$—

Option to purchase Ordinary Shares	Number of Units Outstanding	Weighted Average Strike Price per Unit	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	9,724	$15.26	2.0	$73
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—
Outstanding at September 30, 2021	9,724	$15.26	2.0	$260
Exercisable at September 30, 2021	—	$—	—	$—

The Company did not grant any options under the EMI Plan during the three and nine months ended September 30, 2021 and 2020.

Articles of Association

Subsequent to December 31, 2018, the Company issued options to purchase A Ordinary shares under its Articles of Association, as it no longer qualified to issue options under the EMI Plan. The options issued under the Articles of Association also only become exercisable upon an Exercisable Event, but unlike the options issued under the EMI Plan which expire 10 years after issuance, the options issued under the Articles of Association do not have an expiration date.

	Number of	Weighted Average	Aggregate
	Units	Strike Price	Intrinsic Value
Option to purchase A Ordinary Shares	Outstanding	per Unit	(in thousands)
Outstanding at December 31, 2020	5,357,679	$0.27	$64,431
Granted	—	$—
Exercised	—	$—
Forfeited	(16,047)	$0.24
Outstanding at September 30, 2021	5,341,632	$0.27	$178,972
Exercisable at September 30, 2021	—	$—	$—

The Company did not grant any options under the Articles of Association during the three and nine months ended September 30, 2021 and 2020.

As of September 30, 2021, there was $8.4 million of unrecognized compensation cost related to options issued collectively under the EMI Plan and Articles of Association. The unrecognized compensation cost will be recognized upon an Exercisable Event becoming probable of occurring. All outstanding options were exercised and exchanged for 702,839 shares of the Company and were ultimately converted into 2,111,666 Wejo Group shares as part of the business combination (see Note 15).

8. Advance Subscription Agreements

Between September 2019 and March 2020, the Company entered into ASAs with future investors resulting in gross proceeds of £5.6 million (approximately $7.1 million), of which £0.3 million (approximately $0.3 million) was received during the nine months ended September 30, 2020. The Company elected to account for the ASAs using the fair value option, pursuant to which, the associated liability was recorded at fair value and subsequently remeasured to fair value at each reporting date. During the three and nine months ended September 30, 2021 and 2020, the Company recognized a gain of $0.3 million, a loss of $6.5 million, a loss of $0.7 million and a gain of $0.7 million, respectively, in the unaudited condensed consolidated statements of operations and comprehensive loss related to the change in the estimated fair value of the ASAs (see Note 3).

The holders of the ASAs have the following rights:

Automatic Conversion Feature

Upon issuance of the ASAs, the occurrence of either a Series C round financing or share sale triggering a change of control, the principal will automatically convert at an amount equal to 75.0% of the share price paid by the investors in the financing, but not exceed the valuation cap of £26.45 per share ($36.78 per share at July 31, 2021) for certain investors who participated in the ASA. If neither the Series C round financing or any share sale triggering a change of control has occurred by December 31, 2020 (the “Long Stop Date”), the principal will automatically convert into ordinary shares of the Company at a prevailing price of £14.54 per ordinary share ($20.22 per share at July 31, 2021). In 2020, under the amendment to the ASAs, certain holders agreed to extend the Long Stop Date to July 31, 2021. On July 31, 2021, all outstanding ASAs converted into 328,730 ordinary shares of the Company based on the amended Long Stop Date and were ultimately converted into 1,053,273 shares of Wejo Group as part of the business combination (see Note 15).

9. Convertible Loans

In July 2020, the Company executed the Convertible Loan Agreement under which certain persons agreed to make convertible loans to the Company amounting to an aggregate of $12.6 million. In November 2020 and December 2020, the Company received additional convertible loans for an aggregate principal amount of $14.2 million. Between January and June 2021, the Company issued additional convertible loans with an aggregate principal amount of $21.1 million (collectively with the 2020 issuances, the “Loans”), $4.8 million of which was issued through the conversion of accounts payable and recognition of prepaid revenue share costs (see Note 14).

The Loans bear interest at a fixed rate of 8.0% per annum until the earlier of July 21, 2023 (the “Maturity Date”) or the date on which they are redeemed or converted. Upon the Maturity Date, the Loans convert into the most senior class of shares in the Company at a price per share equal to 60.0% of the lowest price per share paid by an investor in the then most recent equity financing, subject to cap on the price per share at which the Loans convert into shares in the Company, determined by dividing a valuation cap for the Company of £206.5 million by the number of shares comprising the Company’s fully diluted share capital at the relevant time (the “Valuation Cap”).

In the event of an equity financing round, whereby the Company raises an amount equal to at least the aggregate amount of the Loans received by the Company at the time of such financing round, in newly committed capital prior to the Maturity Date from one or a series of related issuances of shares to investors (“Qualified Financing”), all outstanding principal and accrued interest will convert into the most senior class of shares with identical rights and preferences as attached to, and with the same obligations as, the securities issued to the investors in the Qualified Financing (including any warrants, options, bonus shares or other economic rights made available to investors in such Qualified Financing) at a price per share equal to 60.0% of the lowest price per share paid by an investor in the Qualified Financing, subject to the Valuation Cap.

In the event of an equity financing round that is not a Qualified Financing (“Non-Qualified Financing”), holders of the majority of the Loans then outstanding (excluding the single largest holder of the Loans) have the option to convert all the outstanding principal and unpaid interest of the Loans into the most senior class of shares with identical rights and preferences as attached to, and with the same obligations as, the securities issued to the investors in the Non-Qualified Financing (including any warrants, options, bonus shares or other economic rights made available to investors in such Non-Qualified Financing) at a price per share equal to 60.0% of the lowest price per share paid by an investor in the Non-Qualified Financing, subject to the Valuation Cap.

Upon a change of control in the Company, sale of all or substantially all of the group’s undertaking and assets, or an admission of all or any of the Company’s shares or securities to trading on certain exchanges (each, an “Exit”), the Loans will convert into the most senior class of shares in the Company in issue at the time of the Exit where: (i) a lender would receive a greater amount as cash consideration on an Exit for the sale of the shares that are issued to it on conversion of its Loan than it would otherwise receive had it been repaid its Loan with a redemption premium equal to 100% of the principal amount outstanding (the “Redemption Premium”); or (ii) the Lenders would receive any non-cash consideration for the sale of such shares (unless the single largest holder of the Loans (in respect of its Loan) or a majority the other lenders (in respect of the remaining loans) elect to redeem their loans), in each case at a price per share equal to 60.0% of the lowest price per share paid by an investor in the then most recent equity financing, subject to the Valuation Cap.

Upon an event of default, including failure to comply with the Company’s payment and other obligations under the Loans, the outstanding principal and accrued interest, together with the Redemption Premium, becomes due and payable.

Rather than allow their Loans to convert on whichever applies of: (i) the Maturity Date, (ii) the date of a Qualified Financing, (iii) Non-Qualified Financing, or (iii) an Exit, a majority of the lenders (in respect of the remaining loans) may elect to receive repayment of their Loans together with the Redemption Premium.

The Loans are not voluntarily redeemable or prepayable at the election of the Company — redemption or prepayment of the Loans requires the prior written consent of each Lender.

The Company assessed whether an immediate beneficial conversion feature (“BCF”) existed with regards to the conversion option upon maturity at each issuance of the Loans. A beneficial conversion feature exists when convertible instruments are issued with an initial “effective conversion price” that is less than the fair value of the underlying share. The Company determined that there were BCFs associated with such conversion feature upon issuance of the January 2021 Loans and April 2021 Loans, respectively, and recorded total BCF of $27.2 million to additional paid-in capital on the condensed consolidated balance sheet, representing the intrinsic value of the in-the-money portion of the conversion option upon maturity, with an offsetting reduction to the carrying amount of the Loans as a debt discount upon issuance.

The Company concluded that the conversions in the event of a Qualified Financing and Non-Qualified Financing represented redemption features and, along with the redemption features upon an Exit and an event of default, each met the definition of embedded derivative that was required to be accounted for as a separate unit of accounting (see Note 3).

The Company recorded derivative liabilities of $36.9 million in the condensed consolidated balance sheets for the issuance-date fair value of the embedded derivatives associated with the January 2021 Loans and April 2021 Loans. The offsetting debt discount is limited to the proceeds allocated to the Loans. The aggregate value of the BCFs, issuance-date fair value of the derivative liabilities, and debt issuance costs associated with the January 2021 Loans and April 2021 Loans exceeded its allocated proceeds by $44.2 million. As a result, the carrying value of the January 2021 Loans and April 2021 Loans were reduced to zero and a loss on issuance of $44.2 million was recorded on the condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021. No loss on issuance was recognized during the three months ended September 30, 2021 and 2020.

The discounted carrying amount of the Loans is accreted to the mandatory redemption amount, equal to the aggregate of the principal, accrued interest, and Redemption Premium, through the stated redemption date of July 21, 2023.

As of September 30, 2021 and December 31, 2020, the fair value of the derivative liability was $126.9 million and $35.0 million, respectively. During the three and nine months ended September 30, 2021 and 2020, the Company recognized a loss of $1.6 million, $58.3 million, $3.1 million and $3.1 million on the condensed consolidated statements of operations and comprehensive loss related to the change in the estimated fair value of the derivative liability, respectively.

As of September 30, 2021 and December 31, 2020, the value of the Loans, measured at amortized cost, was $8.8 million and $6.1 million, respectively, inclusive of a debt discount of $38.1 million and $20.7 million, respectively, and was classified as a long-term liability on the Company’s unaudited condensed consolidated balance sheets. The accretion of amortized cost of $1.1 million, $2.9 million, $0.4 million and $0.4 million was recorded on the condensed consolidated statements of operations and comprehensive loss during the three and nine months ended September 30, 2021 and 2020, respectively. All outstanding Loans were converted for 3,264,741 shares in the Company and were ultimately converted into 10,460,460 shares of Wejo Group as part of the business combination (see Note 15).

10. Long-term debt, net of unamortized debt discount and debt issuance costs

In April 2021, the Company entered into a loan note instrument agreement in which it issued fixed rate secured loan notes in a principal amount of $21.5 million that bears interest at a fixed per annum rate of 9.2% until its maturity date in April 2024. Pursuant to the agreement, the Company has the option to issue further notes in a principal amount of up to $21.5 million. In April 2021, the Company used $10.8 million of the proceeds to repay its outstanding debt balance and fees owed to General Motors (“GM”) under the credit facility (see Note 13).

The maturity date is three years after the issuance date. The maturity may be extended for a one-year period if the Company and the noteholders holding at least 66.66% of the loan notes outstanding deliver written notice to noteholders for extension. The principal on the loan notes will be paid at maturity, or upon an early redemption. The first interest payment of $2.0 million was due no later than six business days after the issue date for the period commencing on the issue date up to but excluding the first anniversary of the issue date. The first-year prepaid interest payment was treated as a discount to the debt. Thereafter, interest payments are due monthly until the loan notes are repaid.

Pursuant to an amendment and consent agreement dated July 23, 2021, the Company has the option to issue further notes in a principal amount of up to $21.5 million with the consent of the majority noteholders.

On July 26, 2021, the Company issued an additional $10.0 million of fixed rate secured loan notes that bears interest at a fixed per annum rate of 9.2% until their maturity date on April 21, 2024. This was treated as a modification to the long-term debt. The principal on the loan notes will be paid at maturity, or upon an early redemption. The first-year prepaid interest payment was treated as a discount to the debt. Thereafter, interest payments are due monthly until the loan notes are repaid. The first interest payment of $1.0 million was due no later than six business days after the issue date for the period commencing on the issue date up to but excluding the first anniversary of the issue date.

As of September 30, 2021, the carrying value of the loan notes consisted of $31.5 million principal outstanding, less the unamortized debt discount of approximately $4.5 million and the unamortized debt issuance costs of approximately $0.7 million. The debt discount and the debt issuance costs are being accreted to interest expense through the remaining term of the modified debt agreement using the interest method. Interest expense relating to the term loan for the three and nine months ended September 30, 2021 was $0.8 million and $1.3 million, respectively. Interest expense is calculated using the effective interest method and is inclusive of non-cash amortization of capitalized loan costs. At September 30, 2021, the effective interest rate was 14.65%.

The Company’s scheduled future principal payments for the loan notes are as follows (in thousands):

Year Ended December 31,
2024	$31,500
Less: unamortized discount and issuance costs	(5,187)
Carrying value of long-term debt	$26,313

11. Net Loss Per Common Share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(25,650)	$(10,702)	$(161,908)	$(22,885)
Net loss attributable to ordinary shareholders - basis and diluted	$(25,650)	$(10,702)	$(161,908)	$(22,885)
Denominator:
Weighted-average basic and diluted ordinary shares - basic and diluted	11,542,639	11,324,677	11,453,864	11,324,677
Net loss per ordinary share - basic and diluted	$(2.22)	$(0.95)	$(14.14)	$(2.02)

The Company’s potentially dilutive securities, which include Employee Share Options, and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of ordinary shares outstanding used to calculate both basic and diluted net loss per share attributable to ordinary shareholders is the same. The following potentially dilutive securities have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Options to purchase A ordinary shares	6,046,063	2,926,735	6,046,063	2,926,735
Options to purchase ordinary shares	9,724	27,574	9,724	27,574
Warrants to purchase ordinary shares	841,511	841,511	841,511	841,511
Total	6,897,298	3,795,820	6,897,298	3,795,820

The Company also had convertible loans outstanding as of September 30, 2021, each of which could obligate the Company to issue ordinary shares upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied during the three and nine months ended September 30, 2021, the Company has excluded these instruments from the table above and the calculation of diluted net loss per share. See Note 9, Convertible Loans, for additional details.

12. Employee Benefit Plans

In the U.K., the Company makes contributions into salary sacrifice pensions on behalf of its employees. The Company paid $0.1 million, $0.2 million, less than $0.1 million and $0.1 million during the three and nine months ended September 30, 2021 and 2020, respectively.

In the U.S., the Company makes contributions into a Defined Contribution plan on behalf of its employees, which was established in the first quarter of 2021. The Company paid $0.1 million and $0.2 million during the three and nine months ended September 30, 2021, respectively.

13. Commitments and Contingencies

Commitments with Vendors

The Company is party to software and cloud hosting agreements to meet the demands of its customers in various marketplaces. The remaining payments for these services are $164.8 million, as follows:

2021 (excluding the nine months ended September 30, 2021)	$2,655
2022	22,393
2023	20,393
2024	8,000
2025	8,000
2026	103,356
Total	$164,797

The Company considers that the actual usage and hence costs will be greater than the required payments.

Legal Proceedings

From time to time, the Company may be a party to litigation or subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. The Company records accruals for loss contingencies associated with these legal matters when it is probable that a liability will be incurred, and the amount of the loss can be reasonably estimated.

In January 2021, the Company settled a proceeding in which it was obligated to pay $4.0 million in connection with a license agreement. This amount was recorded in accrued liabilities during the year ended December 31, 2019 when the claim was issued and deemed probable. The claim was covered under the Company’s insurance policy and the Company has recorded a receivable in other assets on the unaudited condensed consolidated balance sheets related to the insurance receivable of $4.0 million as of December 31, 2020.

In April 2021, Arma Partners LLP (“Arma”), filed a lawsuit against the Company in the Royal Courts of Justice, London, England. In the lawsuit Arma claim a declaration from the Court that Arma is entitled to remuneration arising from a successful acquisition of the Company, in the event it occurs. Arma’s claim is disputed and is being defended in its entirety. The Company is unable to estimate what, if any, liability may result from this litigation.

The Company does not believe there are any other pending legal proceedings that will have a material impact on the Company’s unaudited condensed consolidated balance sheet or unaudited condensed consolidated statement of operations and comprehensive loss and did not have contingency reserves established for any liabilities as of September 30, 2021 and December 31, 2020.

Lease Agreements

As of September 30, 2021, Company’s corporate headquarters is located in Manchester, U.K. The lease will expire in April 2022.

The Company recorded rent expense totaling $0.3 million, $0.7 million, less than $0.1 million, and $0.4 million for the three and nine months ending September 30, 2021 and 2020, respectively. Future minimum lease payments as of September 30, 2021 are as follows (in thousands):

2021(excluding the nine months ended September 30, 2021)	$242
2022	970
2023	915
2024	943
2025	1,024
2026	527
Total minimum lease payments	$4,621

14. Related Party Transactions

General Motors

The Company is party to a (i) Data Sharing Agreement, dated December 21, 2018 (see Note 4), (ii) Advanced Subscription Agreement, dated December 13, 2019 (see Note 8) and (iii) Convertible Loan Agreement, dated July 21, 2020 (see Note 9), with GM. GM currently holds more than 5.0% of the Company’s equity.

Pursuant to the terms of the Data Sharing Agreement, the Company and GM share fees with respect to data licenses that support the opportunities for licensing of connected vehicle data. During the three and nine months ended September 30, 2021 and 2020, the Company recorded $0.8 million, $2.5 million, $0.6 million and $1.6 million, respectively, as a reduction to revenue, net on the condensed consolidated statements of operations and comprehensive loss for revenue sharing amounts owed to GM.

Pursuant to the terms of a Facility Agreement dated February 21, 2020 and amended on July 21, 2020, GM loaned $10.0 million to the Company in 2020, at an interest rate of 12.0%. The initial term of the Facility Agreement was three months. In July 2020, the Company had a debt restructuring that modified the facility to extend the term until December 31, 2021. In April 2021, the Company repaid its outstanding debt balance and fees of $10.8 million owed to GM. As of December 31, 2020, the loan principal was recorded to debt to related parties on the condensed consolidated balance sheets and accrued interest of $1.0 million was recorded to accrued expenses and other current liabilities. Interest expense of nil, $0.4 million, $0.3 million, and $0.7 million was recorded to interest expense on the condensed consolidated statements of operations and comprehensive loss during the three and nine months ended September 30, 2021 and 2020, respectively.

In April 2021, as part of the Convertible Loan Agreement (see Note 9), the Company issued additional convertible loans to GM in the sum of £3.5 million ($4.8 million) through the settlement of accounts payable of $2.9 million and recognition of prepayment of $1.9 million. The convertible loans issued in April 2021 have the same terms as the Loans issued during the year ended December 31, 2020 (see Note 9).

As of September 30, 2021, the Company had $1.1 million, recorded to prepaid and other current assets on the condensed consolidated balance sheets for future amounts of revenue share that will be owed to GM. As of December 31, 2020, the Company had $2.4 million, recorded to accounts payable on the condensed consolidated balance sheets for amounts owed to GM.

Chief Executive Officer

The Chief Executive Officer (“CEO”) of the Company currently holds more than 5.0% of the Company’s equity. The CEO also serves as an executive director of another company that entered into a service agreement with the Company, dated March 20, 2020, under which the company agreed to provide certain proof of concept analysis and autonomous vehicle simulation services to the Company. The Company recognized nil and $0.6 million of expenses for the three and nine months ended September 30, 2021, respectively and $0.3 million for both the three and nine months ended September 30, 2020 for professional and capital raising services rendered on behalf of the Company.

Chairman of the Board of Directors

The Chairman of the Board of Directors of the Company holds more than 5.0% of the Company’s equity as of September 30, 2021.

The Chairman of the Board of Directors also serves as a non-employee director of two other companies. The Company and one of the companies entered into two service agreements dated February 12, 2020 and December 1, 2020 under which the company agreed to provide certain consulting and related services to the Company, which services were not provided by the Chairman. Pursuant to the terms of the agreement, the Company recognized the $0.2 million and $0.4 million in fees during the three and nine months ended September 30, 2021 for professional services rendered by the company, respectively.

The Company and the Chairman of the Board of Directors entered into a Letter of Appointment, dated November 21, 2017 and an additional Letter of Appointment, dated December 1, 2017 (the “Letters of Appointment”), pursuant which, the Chairman provided services to the Company. No payments were made to the Chairman of the Board of Directors in connection with the Letters of Appointment during the nine months ended September 30, 2021 and 2020. Upon completion of the business combination (see Note 15), these letters of appointment and the related consulting services were terminated.

Director of the Board of Directors

A Director on the Board of Directors of the Company currently holds more than 5.0% of the Company’s equity as of September 30, 2021. Another company that is controlled by such director, entered into a Consultancy Agreement, dated May 12, 2016, under which such director provides certain consulting and related services to the Company. Pursuant to the terms of the Consultancy Agreement, the Company recognized $0.2 million and $0.9 million of expenses for the three and nine months ended September 30, 2021, respectively and $0.3 million and $0.5 million of expenses during the three and nine months ended September 30, 2020, respectively, for professional and capital raising services rendered on behalf of the Company. Upon completion of the business combination (see Note 15), this agreement was effectively terminated.

15. Subsequent Events

Business Combination

On November 18, 2021 (the “Closing Date”), Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda, consummated the business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of May 28, 2021 (the “Business Combination Agreement”) by and among Wejo Group, Virtuoso Acquisition Corp., a Delaware corporation (“Virtuoso”), Yellowstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Wejo Bermuda Limited an exempted company limited by shares incorporated under the laws of Bermuda, (“Limited”), and the Company, a private limited company incorporated under the laws of England and Wales (“Wejo”).

The Business Combination has been accounted for as a capital reorganization whereby Wejo Group Limited became the successor to the Company. The capital reorganization was immediately followed by Wejo Group Limited acquiring Virtuoso, which was effectuated by Merger Sub merging with and into Virtuoso, with Virtuoso being the surviving entity. Wejo Group Limited’s acquisition of Virtuoso was treated as a reverse recapitalization.

Pursuant to their respective agreements, all of Wejo’s outstanding share options, warrants, and convertible loan notes were converted into shares in Wejo and the shareholders of Wejo exchanged all classes of their shares and Virtuoso exchanged all of their Class A and Class B common stock for shares in Wejo Group Limited, which became publicly listed on the NASDAQ Stock Market LLC (“NASDAQ”) as of the consummation of the Business Combination. As part of the Business Combination, the Company raised net proceeds of $178.8 million, consisting of $230.0 million cash received in the trust, less redemptions of $132.8 million, and $128.5 million, through a Private Investment in Public Entity (“PIPE”) investment, net of expenses of $46.9 million.

2021 Fixed Rate Secured Loan Notes Issuance

On October 29, 2021, the Company drew down an additional $7.5 million of fixed rate secured loan notes that bears interest at a fixed per annum rate of 9.2% until their maturity date in April 2024. The maturity may be extended for a one-year period if the Company and the noteholders holding at least 66.66% of the loan notes outstanding deliver written notice to noteholders for extension. The principal on the loan notes will be paid at maturity, or upon an early redemption. The interest payments are due monthly until the loan notes are repaid.

Apollo Agreement

On November 10, 2021, the Company entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”) with Apollo A-N Credit Fund (Delaware), L.P., Apollo Atlas Master Fund, LLC, Apollo Credit Strategies Master Fund Ltd., Apollo PPF Credit Strategies, LLC and Apollo SPAC Fund I, L.P. (collectively “Apollo”) for the purpose of purchasing up to $75.0 million of Virtuoso Class A common stock (the “VOSO Shares”) from holders of VOSO Shares, including holders who have redeemed VOSO Shares or indicated an interest in redeeming VOSO Shares. Apollo purchased $75.0 million of common stock of Virtuoso under this Forward Purchase Transaction. On November 19, 2021, Apollo was paid $75.0 million of the funds received from Virtuoso in the Business Combination that were related to the shares acquired by Apollo under the Forward Purchase Transaction (“FPT Shares”). Upon the sale, by Apollo, of any of FPT Shares, Apollo will pay the Company, a pro rata portion of the proceeds equal to the sales price of the shares, up to $10 per share, multiplied by the amount of shares sold. In addition, Wejo Group may deliver a written notice to Apollo requesting partial settlement of the transaction in certain circumstances after the six-month and one-year anniversaries of the consummation of the Business Combination.